Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Launches Major New Version of its HRM Solution in China

Platinum HRM Provides Employee Self-Service Capabilities and Improved Usability and Performance To
Help Increase Productivity and Reduce HR Costs

HONG KONG, ATLANTA, October 28, 2008 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software and services, today announced the general availability of Platinum HRM 8.0.1, a major new version of its human capital management (HCM) solution that provides significant new features, including employee self-service (ESS) capabilities and usability, as well as performance enhancements, to help further increase productivity and reduce overall human resources costs.

Platinum HRM was specifically designed to help address the business and regulatory requirements of mainland China and Hong Kong for multinational companies operating in China, small- and medium-sized domestic companies, and state-owned enterprises. With more than 1,000 customers, including several globally recognizable brands, Platinum HRM is considered one of the leading HCM solutions in China.

The latest version of Platinum HRM features an ESS engine that allows employees to access and update HR information through a company’s intranet or portal at any time. With this new version, employees can now download files about corporate policy, make announcements and receive reminder information, look up and request adjustments to personal information, apply for overtime, and make vacation requests — - all in a user-friendly format. Also, managers can query information and generate reports about personnel, and make decisions online about employee requests.

“The enhanced functionalities of ESS in Platinum HRM v 8.0.1 enables us to interact with our employees in a new way,” said Zhu Baorong, managing director at Kiswire China, one of the leadingglobal providers of specialty steel wire. “Our internal communication has become more transparent and timely, which frees up our HR resources so they can focus on other strategic projects.”

Platinum HRM’s new version release also provides several other new application features which provide enhanced visibility into a company’s human resource activities. These enhancements include upgrades to system security, allowing for control over the scope of information an employee can access in the system, as well as upgrades to the security control of data export. Furthermore, there are several enhancements to functionalities in taxation and salary calculation, including a Wuxi IIT (individual income tax) calculation update, multiple bonus sum up and one-time bonus taxation, salary and IIT calculation, among others.

“We are excited with this major new version of Platinum HRM since it helps customers realize even greater efficiencies in their HR operations,” said Sean Yu, vice president, Development at CDC Software and chairman of CDC Software (China). “These new and enhanced features further support the relationship between employees and HR departments that help to not only increase productivity, but also reduce costs.”

The latest version of Platinum HRM is available in the Chinese and English languages.

About Platinum HRM
Platinum HRM is a leading human capital management (HCM) solution specifically designed to meet the business and regulatory requirements of mainland China and Hong Kong. The Human Resources and Payroll applications are used by more than 1,000 companies, including multinationals, small- and medium-sized domestic companies, and state-owned enterprises. Customers of the Platinum HRM solutions include Philips Electronics (Beijing), Ingersoll Rand China, Mitsubishi Chemical (Ningbo), Beijing SE PUTIAN Mobile Communications Co., Ltd (BMC) a Sony Ericsson investment, Omni Industries and Merial Animal Health. For more information on Platinum HRM, please visit: www.platinumchina.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), e-M-POWER (discrete manufacturing), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the features and benefits of Platinum HRM 8.0.1 and other versions of this product, our beliefs regarding the ability of our products to help comply and maintain compliance with laws, rules and regulations and address business regulations and needs, our beliefs regarding the market position of our products, our beliefs regarding the benefits of our products to customers, the ability of CDC Software to provide significant value to the software implementation process, the ability of Platinum HRM 8.0.1 to help organizations successfully analyze, plan and strategize with real-time HR information, the ability of these increased capabilities to lead to faster and more informed decision making, the ability of CDC Software to provide quality service and a long term commitment to its customers, the continued adoption and selection of our products, including Platinum HRM 8.0.1, the ability of Platinum HRM 8.0.1 to enhance the quality of a customer’s workforce and help ensure organizational efficiency and consistency, and increase worker productivity and enhance customer service. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of China market and various industries in China, the continued ability of Platinum HRM 8.0.1 to address the human resource management needs of companies in those industries; changes in the regulatory environment and applicable laws, rules and regulations; the demand for and market acceptance of new and existing human resource management solutions, and development of new functionalities which would allow certain companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007 filed with the SEC on June 30, 2008, and as amended on September 15, 2008.All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.